Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	1 Sherwin Way	•	Cleveland, Ohio 44113	•	(216) 566-2000

The Sherwin-Williams Company Reports 2026 Second Quarter Financial Results
CLEVELAND, July 28, 2026 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2026. All comparisons are to the second quarter of the prior year, unless otherwise noted.
SUMMARY

•Consolidated Net sales increased 7.5% to $6.79 billion in the quarter
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 4.2% in the quarter
•Diluted net income per share increased 14.3% to $3.43 per share in the quarter compared to $3.00 per share in the second quarter of 2025
◦Adjusted diluted net income per share increased 9.5% to $3.70 per share in the quarter compared to $3.38 per share in the second quarter of 2025
•Net income increased 11.8% in the quarter to $843.6 million, or 12.4% of Net sales
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter increased 13.8% to $1.43 billion, or 21.1% of Net sales
•Increasing full year 2026 diluted net income per share guidance in the range of $10.92 to $11.32 per share, including Valspar acquisition-related amortization expense of $0.81 per share and severance and other restructuring expenses of $0.07 per share
◦Increasing full year 2026 adjusted diluted net income per share guidance in the range of $11.80 to $12.20 per share
CEO REMARKS

“Sherwin-Williams delivered strong second quarter results and continued to outperform the market despite ongoing global uncertainty and no meaningful improvement in demand,” said Chair, President and Chief Executive Officer, Heidi G. Petz. “Sales improvement was driven by continued growth investments, new account wins and increased share of wallet, and exceeded guidance on a consolidated basis and across all three reportable segments. We also implemented pricing actions to offset raw material inflation that pressured our gross margin in the quarter. Adjusted EBITDA and diluted earnings per share rose approximately 10% year over year, and adjusted EBITDA margin grew 60 basis points to 21.5%. Net operating cash improved by 21% in the quarter, and free cash flow conversion in the quarter was 86%. We returned $1.46 billion to shareholders through dividends and share repurchases. Our team remains focused on executing our customer-centered strategy while controlling what we can control amidst a challenging macro-economic backdrop.”

SECOND QUARTER CONSOLIDATED RESULTS
(in millions, except per share data)

	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Net sales	$6,789.3	$6,314.5	$474.8	7.5%
Income before income taxes	$1,112.5	$985.7	$126.8	12.9%
Percent to Net sales	16.4%	15.6%
Net income per share - diluted	$3.43	$3.00	$0.43	14.3%
Adjusted net income per share - diluted	$3.70	$3.38	$0.32	9.5%
Consolidated Net sales increased primarily due to higher Net sales in all reportable segments, inclusive of the October 2025 acquisition of Suvinil.
Income before income taxes increased primarily due to higher Net sales, partially offset by a moderate rise in raw material costs, an increase in employee-related costs, incremental selling, general and administrative (SG&A) expenses associated with Suvinil, higher costs in the Administrative function related to the new global headquarters and technology center and additional interest expense attributable to an increase in short-term borrowings and long-term debt.
Diluted net income per share included a charge of $0.20 per share for Valspar acquisition-related amortization expense in the second quarter of 2026 and 2025. In the second quarter of 2026 and 2025, diluted net income per share also included a charge of $0.07 and $0.18 per share, respectively, related to severance and other restructuring expenses.
SECOND QUARTER SEGMENT RESULTS
(in millions)

Paint Stores Group (PSG)

	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Net sales	$3,890.0	$3,702.2	$187.8	5.1%
Same-store sales (1)	4.2%	0.8%
Segment profit	$957.6	$916.5	$41.1	4.5%
Reported segment margin	24.6%	24.8%
(1)    Same-store sales represents Net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to selling price increases, which impacted Net sales by a mid-single digit percentage, as well as low-single digit percentage sales volume growth. Net sales increased in all professional customer end markets, led by a double-digit percentage increase in protective and marine, a high-single digit percentage increase in commercial and a mid-single digit percentage increase in residential repaint. Segment profit increased primarily due to higher Net sales, partially offset by a moderate rise in raw material costs and increased costs to support higher sales, including investments in additional sales reps and stores.

Consumer Brands Group (CBG)

	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Net sales	$983.5	$809.4	$174.1	21.5%
Segment profit	$212.9	$164.2	$48.7	29.7%
Reported segment margin	21.6%	20.3%
Adjusted segment profit (1)	$241.4	$181.4	$60.0	33.1%
Adjusted segment margin	24.5%	22.4%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense and severance and other restructuring expenses. In CBG, Valspar acquisition-related amortization expense was $15.6 million and $15.5 million in the second quarter of 2026 and 2025, respectively, and severance and other restructuring expenses were $12.9 million and $1.7 million in the second quarter of 2026 and 2025, respectively.
Net sales in CBG increased primarily as a result of the acquisition of Suvinil, increased Net sales in North America and a 1.6% impact from favorable foreign currency translation. Segment profit increased primarily due to higher Net sales, favorable mix, supply chain efficiencies and benefits from foreign currency transaction gains and losses, partially offset by a moderate rise in raw material costs and incremental SG&A expenses associated with the Suvinil acquisition. Adjusted segment profit increased for these same reasons, including an increase in the expenses associated with targeted restructuring actions in the second quarter of 2026.
Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 160 and 190 basis points in the second quarter of 2026 and 2025, respectively. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 130 and 20 basis points in the second quarter of 2026 and 2025, respectively.

Performance Coatings Group (PCG)

	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Net sales	$1,913.8	$1,801.1	$112.7	6.3%
Segment profit	$273.3	$245.1	$28.2	11.5%
Reported segment margin	14.3%	13.6%
Adjusted segment profit (1)	$332.0	$302.3	$29.7	9.8%
Adjusted segment margin	17.3%	16.8%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense and severance and other restructuring expenses. In PCG, Valspar acquisition-related amortization expense was $49.9 million and $49.0 million in the second quarter of 2026 and 2025, respectively, and severance and other restructuring expenses were $8.8 million and $8.2 million in the second quarter of 2026 and 2025, respectively.
Net sales in PCG increased primarily due to selling price increases, mainly attributable to product mix, which impacted Net sales by a low-single digit percentage, low-single digit percentage sales volume growth and a 2.0% impact from favorable foreign currency translation. Net sales increased in all businesses, led by General Industrial and Automotive Refinish, which each increased by a high-single digit percentage, and Packaging, Industrial Wood and Coil, which each increased by a mid-single digit percentage. Segment profit increased primarily due to higher Net sales, partially offset by a moderate rise in raw material costs and an increase in employee-related costs to support higher sales. Adjusted segment profit increased for these same reasons, including a modest increase in the expenses associated with targeted restructuring actions in the second quarter of 2026.
Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 260 and 270 basis points in the second quarter of 2026 and 2025, respectively. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 40 and 50 basis points in the second quarter of 2026 and 2025, respectively.

LIQUIDITY AND CASH FLOW

The Company generated $1.49 billion in Net operating cash and returned cash of $2.23 billion to our shareholders in the form of dividends and repurchases of 5.6 million shares of its common stock during the first six months of 2026. At June 30, 2026, the Company had remaining authorization to purchase 24.0 million shares of its common stock through open market purchases.
2026 GUIDANCE

	Third Quarter	Full Year
	2026	2026
Net sales	Up mid to high-single digit %	Up mid to high-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.92	-	$11.32
Adjusted diluted net income per share (1)		$11.80	-	$12.20
(1)    Excludes $0.81 per share of Valspar acquisition-related amortization expense and $0.07 per share of severance and other restructuring expenses.
“Our better than expected second quarter results reflect the power of our differentiated model, our focus on the customer and the decisive actions our teams are taking to grow share, manage costs and respond to this dynamic environment,” said Ms. Petz. “While customer sentiment and the leading indicators we track point to continued demand softness in the second half, we remain focused on the actions within our control. Our deep and experienced team is executing with urgency, driving share gains, improving productivity and maintaining discipline across the enterprise.
“During the second quarter, we took restructuring actions that are expected to generate approximately $17 million of annual savings, and we see additional opportunities to leverage our competitive advantages, simplify the business, improve execution and deliver greater value to our customers. At the same time, broad-based cost inflation continues across raw materials, energy, logistics and packaging, and we are responding with pricing actions across our businesses, including an announced 8% price increase in Paint Stores Group effective September 1.
“Against this backdrop, we expect third quarter 2026 consolidated Net sales to be up a mid to high-single digit percentage compared to the third quarter of 2025. We are raising our full year 2026 guidance, with consolidated Net sales expected to be up a mid to high-single digit percentage compared to full year 2025. Diluted net income per share is expected to be in the range of $10.92 to $11.32 per share, including acquisition-related amortization expense of $0.81 per share and severance and other restructuring expenses of $0.07 per share, compared to $10.26 per share in 2025. Full year 2026 adjusted diluted net income per share is expected to be in the range of $11.80 to $12.20 per share compared to $11.43 per share in 2025.
“We are pleased with our first-half performance and the momentum we are carrying into the second half of the year. Our updated outlook remains appropriately disciplined given the uncertain environment, but our confidence is grounded in the strength of our team, our customer relationships, our differentiated model and our proven ability to deliver.”
CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2026, at 10:00 a.m. EDT on Tuesday, July 28, 2026. Heidi G. Petz, Sherwin-Williams’ Chair, President and Chief Executive Officer, along with other senior executives, will participate on the call.

The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q2 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot®, Suvinil® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,400 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions and may relate to, among other things, anticipated future performance (including sales and earnings), expected growth, and future business plans. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” or “would” or the negative thereof or comparable terminology.
Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements and from our historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions in the United States and worldwide; inflation rates, interest rates, unemployment rates, labor costs, healthcare costs, recessionary conditions, geopolitical conditions, terrorist activity, armed conflicts and wars, public health crises, pandemics, outbreaks of disease and supply chain disruptions; shifts in consumer behavior driven by economic downturns in cyclical segments of the economy; shortages and increases in the cost of raw materials and energy; catastrophic events, adverse weather conditions and natural disasters (including those that may be related to climate change); disruptions to our information technology systems, including due to digitization efforts or cybersecurity incidents; our ability to attract, retain, develop and progress a qualified global workforce; the loss of any of our largest customers; increased competition or failure to keep pace with developments in key competitive areas of our business; our ability to successfully integrate past and future acquisitions, into our existing operations; risks and uncertainties associated with our expansion into and our operations in South America, Asia, Europe and other foreign markets; policy changes affecting international trade, including import/export restrictions and tariffs; our ability to achieve our strategies or expectations relating to sustainability considerations, including as a result of evolving legal, regulatory and other standards, processes and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite suppliers, energy sources, or financing and changes in carbon markets and carbon accounting rules; damage to our business, reputation, image or brands due to negative publicity; the infringement or loss of our intellectual property rights or the theft or unauthorized use of our trade secrets or other confidential business information; a weakening of global credit markets or changes to our credit ratings; our ability to generate cash to service our indebtedness; fluctuations in foreign currency exchange rates and changing monetary policies; our ability to comply with a variety of complex U.S. and non-U.S. laws, rules and regulations; increases in tax rates, or changes in tax laws or regulations; our ability to comply with numerous, complex and increasingly stringent domestic and foreign health, safety and environmental laws, regulations and requirements; our liability related to environmental investigation and remediation activities at some of our currently- and formerly-owned sites; the nature, cost, quantity and outcome of pending and future litigation, including lead pigment and lead-based paint litigation; and the other risk factors discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025 and our other reports filed with the SEC.
Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$6,789.3	$6,314.5	$12,456.2	$11,620.2
Cost of goods sold	3,451.3	3,196.2	6,337.7	5,942.8
Gross profit	3,338.0	3,118.3	6,118.5	5,677.4
Percent to Net sales	49.2%	49.4%	49.1%	48.9%
Selling, general and administrative expenses	2,103.7	2,011.6	4,073.3	3,805.4
Percent to Net sales	31.0%	31.9%	32.7%	32.7%
Other general expense - net	3.4	6.3	9.7	15.2
Interest expense	135.9	112.4	267.5	216.2
Interest income	(5.4)	(2.4)	(8.2)	(5.7)
Other (income) expense - net	(12.1)	4.7	(16.1)	7.6
Income before income taxes	1,112.5	985.7	1,792.3	1,638.7
Income taxes	268.9	231.0	414.0	380.1
Net income	$843.6	$754.7	$1,378.3	$1,258.6

Net income per common share:
Basic	$3.46	$3.04	$5.63	$5.06
Diluted	$3.43	$3.00	$5.58	$5.00

Weighted average shares outstanding:
Basic	243.9	248.4	244.8	248.9
Diluted	246.0	251.3	247.1	251.9

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2026		2025
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended June 30:
Paint Stores Group	$3,890.0	$957.6	$3,702.2	$916.5
Consumer Brands Group	983.5	212.9	809.4	164.2
Performance Coatings Group	1,913.8	273.3	1,801.1	245.1
Administrative	2.0	(331.3)	1.8	(340.1)
Consolidated totals	$6,789.3	$1,112.5	$6,314.5	$985.7

Six Months Ended June 30:
Paint Stores Group	$6,939.9	$1,516.4	$6,642.0	$1,457.7
Consumer Brands Group	1,891.8	410.1	1,571.6	296.1
Performance Coatings Group	3,619.6	505.7	3,403.1	457.8
Administrative	4.9	(639.9)	3.5	(572.9)
Consolidated totals	$12,456.2	$1,792.3	$11,620.2	$1,638.7

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$293.5	$269.8
Accounts receivable, net	3,571.2	3,111.9
Inventories	2,529.7	2,484.6
Other current assets	604.8	559.0
Total current assets	6,999.2	6,425.3
Property, plant and equipment, net	4,219.4	3,805.9
Goodwill	8,023.2	7,807.6
Intangible assets	3,803.7	3,543.4
Operating lease right-of-use assets	2,059.9	2,011.3
Other assets	1,846.0	1,770.1
Total assets	$26,951.4	$25,363.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$2,246.4	$1,706.7
Accounts payable	2,826.4	2,570.0
Compensation and taxes withheld	768.4	688.9
Accrued taxes	405.4	255.8
Current portion of long-term debt	1,498.4	1,150.7
Current portion of operating lease liabilities	486.5	480.7
Other accruals	1,395.5	1,343.6
Total current liabilities	9,627.0	8,196.4
Long-term debt	8,327.3	7,828.9
Postretirement benefits other than pensions	133.4	120.7
Deferred income taxes	757.2	560.9
Long-term operating lease liabilities	1,656.8	1,603.2
Other long-term liabilities	2,595.0	2,652.6
Shareholders’ equity	3,854.7	4,400.9
Total liabilities and shareholders’ equity	$26,951.4	$25,363.6

Reconciliation of Non-GAAP Financial Measures

Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company’s operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. Valspar acquisition-related amortization expense is excluded from diluted net income per share due to its significance as a result of the purchase price assigned to finite-lived intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to the Company’s revenue generation, the related revenue is not excluded. This adjusted diluted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for diluted earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ending
	Three Months Ended			Six Months Ended			December 31, 2026
	June 30, 2026			June 30, 2026			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$3.43			$5.58	$10.92	$11.32

Acquisition-related amortization expense (2)	$.27	$.07	.20	$.53	$.13	.40	.81	.81
Severance and other restructuring expenses	.10	.03	.07	.10	.03	.07	.07	.07

Adjusted diluted net income per share			$3.70			$6.05	$11.80	$12.20

	Three Months Ended			Six Months Ended			Year Ended
	June 30, 2025			June 30, 2025			December 31, 2025
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$3.00			$5.00			$10.26

Acquisition-related amortization expense (2)	$.26	$.06	.20	$.51	$.13	.38	$1.03	$.25	.78
Severance and other restructuring expenses	.23	.05	.18	.31	.07	.24	.44	.10	.34
Trademark impairment	—	—	—	—	—	—	.07	.02	.05

Adjusted diluted net income per share			$3.38			$5.62			$11.43
(1) The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2) Acquisition-related amortization expense, which is included within Selling, general and administrative expenses, consists of the amortization of intangible assets related to the Valspar acquisition. These intangible assets are primarily customer relationships and intellectual property and are being amortized over their remaining useful lives.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before Interest expense, Income taxes, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management further believes enhances investors’ understanding of the Company’s operating performance. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income as an indicator of operating performance. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2026	June 30, 2026	June 30, 2026
Net income	$534.7	$843.6	$1,378.3
Interest expense	131.6	135.9	267.5
Income taxes	145.1	268.9	414.0
Depreciation	98.3	98.5	196.8
Amortization	88.5	87.9	176.4
EBITDA	$998.2	$1,434.8	$2,433.0
Severance and other restructuring expenses	—	23.8	23.8
Adjusted EBITDA	$998.2	$1,458.6	$2,456.8

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2025	June 30, 2025	June 30, 2025
Net income	$503.9	$754.7	$1,258.6
Interest expense	103.8	112.4	216.2
Income taxes	149.1	231.0	380.1
Depreciation	79.9	79.3	159.2
Amortization	81.0	83.4	164.4
EBITDA	$917.7	$1,260.8	$2,178.5
Severance and other restructuring expenses	19.3	59.0	78.3
Adjusted EBITDA	$937.0	$1,319.8	$2,256.8

Management believes that investors’ understanding of the Company’s operating performance and ability to generate shareholder value is enhanced by the disclosure of free cash flow conversion. Free cash flow, which is a non-GAAP financial measure, is defined as Net operating cash less Capital expenditures. Free cash flow conversion, which is a non-GAAP financial measure, is defined as free cash flow divided by EBITDA, another non-GAAP financial measure discussed and reconciled above. The reader is cautioned that free cash flow and free cash flow conversion should not be compared to other entities unknowingly. Further, free cash flow and free cash flow conversion should not be considered alternatives to Net operating cash as determined in accordance with GAAP. The following table reconciles Net operating cash computed in accordance with US GAAP to free cash flow and free cash flow conversion.

(millions of dollars)
Three Months
Ended
June 30, 2026
Net operating cash	$1,347.5
Capital expenditures	(108.4)
Free cash flow	$1,239.1

EBITDA	$1,434.8

Free cash flow conversion	86%

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Depreciation	$98.5	$79.3	$196.8	$159.2
Capital expenditures	108.4	181.5	246.7	370.8
Cash dividends	197.5	197.9	394.6	398.3
Amortization of intangibles	87.9	83.4	176.4	164.4

Significant components of Other general expense - net:
Provisions for environmental related matters - net	$3.3	$0.4	$3.4	$3.5
Loss (gain) on sale or disposition of assets	0.1	(1.3)	(1.8)	(3.4)
Other	—	7.2	8.1	15.1

Significant components of Other (income) expense - net:
Investment gains	$(9.7)	$(6.3)	$(6.4)	$(9.5)
Foreign currency transaction related losses (gains) - net	0.3	13.1	(5.5)	23.1
Other (1)	(2.7)	(2.1)	(4.2)	(6.0)

Store Count Data:
Paint Stores Group - net new stores	(6)	20	(12)	38
Paint Stores Group - total stores	4,841	4,811	4,841	4,811
Consumer Brands Group - net new stores	—	(28)	1	(22)
Consumer Brands Group - total stores	308	312	308	312
Performance Coatings Group - net new branches	—	—	—	—
Performance Coatings Group - total branches	317	324	317	324

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.